EXHIBIT 99.1


            PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    John E. Anderson
            Chief Executive Officer      904/396-5733, Ext. 3215
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PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES CLOSING ON SALE OF
PROPERTY IN FLORIDA.

Jacksonville, Florida; March 31, 2004 -- Patriot Transportation Holding, Inc. (NASDAQ-PATR) today announced that a subsidiary has closed on the sale of a parcel of land and improvements containing approximately 6,321 acres in Suwannee and Columbia Counties, near Lake City, Florida. A subsidiary of Florida Rock Industries, Inc., a related party, purchased the property for $13,000,000 in cash. As previously announced the sales price was approved by the Company's Audit Committee, composed of independent Directors of the Company, after considering among other factors, an independent appraisal, the current use of the property and consultation with management. The Company will recognize a gain of approximately $5,519,000, net of income taxes or $1.85 per diluted common share. The Company expects to defer approximately 87% of the gain for Federal Income Tax purposes under Section 1031 of the Internal Revenue Code by redeploying a large portion of the cash proceeds into two existing commercial warehouse/office buildings totaling 303,000 square feet and an adjacent 8.75-acre building lot in New Castle County, Delaware. This property is currently under contract and is scheduled to close on April 2, 2004.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of petroleum products and other liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, through subsidiaries, acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


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 1801 Art Museum Drive/Jacksonville, Florida 32207/(904) 396-5733

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